EXHIBIT 99.1

KBR Announces Fourth Quarter and FY 2021 Financial Results; Provides FY 2022 Guidance
Excellent Progress Toward 2025 Long-Term Targets; Delivers Accelerated Growth and Value Creation in 2021

FY 2021 Highlights
•Delivered revenue growth of $1.6 billion, or 27%, over 2020, and net income attributable to KBR growth of $90 million; adj. EBITDA1 growth of 31%
•Generated $278 million of operating cash flow; $319 million of adj. operating cash flow1
•Awarded $7.8 billion of bookings and options, providing greater visibility of long-term growth targets
•Closed highly strategic Frazer-Nash Consultancy acquisition, enhancing highly differentiated capabilities internationally

4th Quarter 2021 Highlights
•Revenue growth of $1 billion, or 70%; net income attributable to KBR growth of 258%; adj. EBITDA1 growth of 27%
•Delivered 1.2x book-to-bill

HOUSTON, TX - February 22, 2022 - KBR, Inc. (NYSE: KBR) today announced its fourth quarter and FY 2021 financial results and initiated attractive FY 2022 financial guidance.

“KBR had a stellar 2021 delivering significant progress toward its 2025 growth strategy," said Stuart Bradie, President and CEO of KBR. "Throughout the year, our Team of Teams posted outstanding performance across all key metrics – organic revenue growth, earnings expansion, cash generation, new program wins, and Zero Harm. We extended our high-end capabilities in attractive, growing end markets across international defense and renewable energy with the acquisition of Frazer-Nash Consultancy, and we formed important alliances to advance ground-breaking technology to close the circular plastics loop and make carbon-free energy a reality. Our business benefits from strong end market momentum in areas of global importance, such as defense modernization and climate change, and combined with our deep domain expertise and culture of innovation, KBR is well positioned for near-, mid- and long-term growth."

“We are proud to have achieved carbon neutrality for a second consecutive year on a path toward net zero carbon by 2030. At KBR, our commitment to sustainability goes beyond and includes leveraging our expertise to help others achieve their sustainability goals, thus creating value for all stakeholders. Our people-centered culture is at the heart of our strategic evolution into a forward-leaning, sustainability-driven, agile business focused on solving our clients’ most complex issues and challenges through our IP, deep domain expertise and innovative solutions. I would like to thank the people of KBR for their agility, perseverance and commitment to delivering solutions that matter.”

1 See additional information at the end of this release regarding non-GAAP financial measures

Summarized Fourth Quarter and FY 2021 Financial Results

	Three Months Ended December 31,		Year Ended December 31,
Dollars in millions, except share data	2021	2020	2021	2020
Revenues	$2,499	$1,466	$7,339	$5,767
Gross Profit	$238	$166	806	666
Net income attributable to KBR	$68	$19	$18	$(72)
Adjusted EBITDA[1]	$172	$135	$625	$478

Earnings (loss) per share:
Diluted earnings (loss) per share	$0.46	$0.13	$0.12	$(0.51)
Adjusted earnings per share[1]	$0.69	$0.51	$2.42	$1.73

Cash flows:
Operating cash flows			$278	$367
Adjusted operating cash flows[1]			$319	$290
Adjusted free cash flows[1]			$289	$270

Financial highlights for the year ended December 31, 2021
•Revenue of $7.3 billion, a 27% increase compared to 2020, 18% organic, is primarily attributable to the following:
◦Government Solutions posted $6.1 billion of revenue, a 52% increase over 2020, 36% organic. The increase in revenue is attributable to organic growth delivered across each of our government businesses, including work supporting Operation Allies Welcome ("OAW") and the acquisition of Centauri in October 2020. In late 2021, KBR was awarded multiple task orders to support OAW, a historic humanitarian effort for the U.S. Department of Defense ("DOD") to facilitate the rapid development of vital, temporary infrastructure at military bases in the U.S. and abroad to accommodate thousands of displaced Afghans. We expect this non-recurring OAW work to be substantially completed in early 2022.
◦Sustainable Technology Solutions posted $1.2 billion of revenue in 2021, in line with our guided annual revenue expectations for this business following the company's 2020 exit from commoditized services.
•Gross profit, net income attributable to KBR, adj. EBITDA, and adj. EPS increased in line with the items described above as well as the following:
◦Excluding the impact of OAW, core Government Solutions and Sustainable Technology Solutions profit contributions and adj. EBITDA margins were in line with management's expectations for the year. Margins in Government Solutions continue to reflect strong project execution and strong CPAR performance and award fee scores in challenging technical areas that reflect high customer satisfaction. The Sustainable Technology Solutions segment performance reflected planned ramp down of legacy projects while producing growth in higher margin areas. OAW task orders are cost-reimbursable with lower than normative EBITDA margins that result in some margin dilution but with meaningful contributions to net income attributable to KBR, adj. EBITDA and adj. EPS.
◦In October 2021, we announced that our JKC joint venture entered into a binding settlement agreement that resolved outstanding claims and disputes between JKC and its client. The settlement agreement is an important de-risking event that reduces uncertainty, reduces future legal costs, frees up management time, and increases deployment optionality. In connection with this settlement, KBR recorded a non-cash charge of $193 million and a $10 million charge for warranty items. Consistent with the company's practice, these amounts have been excluded from adj. EBITDA and adj. EPS. This settlement does not impact pursuit of, or positions related to, subcontractor claims
1 See additional information at the end of this release regarding non-GAAP financial measures associated with the combined cycle power plant for which the company continues to expect a favorable cash award upon resolution.
◦In the 2nd quarter of 2021, the company benefited from the net favorable resolution of legacy matters in Sustainable Technology Solutions that resulted in a net benefit of $16 million with attendant favorable operating cash flow.
◦In 2020, net income attributable to KBR was impacted by non-cash restructuring and impairment charges of $214 million and goodwill impairment charges of $99 million that did not recur in 2021 in connection with the transformation of its operating model to narrow its strategic focus and reduce risk. These amounts have been excluded from adj. EBITDA and adj. EPS.
◦SG&A of $393 million increased 17% over 2020 primarily attributable to the acquisition of Centauri in late 2020, as well as an increase in corporate expenses associated with return to the office, increased travel, and other initiatives, all in line with management's expectations.
◦Adj. EPS increased 40% in line with the items described above, as well as favorable jurisdictional tax mix and increased utilization of foreign tax credits.

Recent Developments and New Business
In the year ended December 31, 2021, the company won $7.8 billion of awards and options, including the following:
•Over $800 million of task orders under IAC-MAC to provide cutting edge R&D and defense modernization support;
•Historic humanitarian support contracts to facilitate the rapid development of vital infrastructure at military bases in the U.S. and abroad being used to accommodate thousands of displaced Afghans for the U.S. DOD;
•Contracts to provide our leading ammonia technology for greenfield traditional, blue, and green ammonia projects;
•Multiple licensing awards to provide industry-leading, disruptive Hydro-PRT℠ plastics recycling technology, as well as numerous ongoing studies; and
•Numerous contracts to provide KBR INSITE® virtual/remote monitoring and advisory services to help clients digitally diagnose operational problems, determine probable root causes, and recommend corrective actions to meet operational objectives and minimize environmental impact.

Capital Deployment
KBR continues to employ a balanced approach to capital allocation, which includes investments that facilitate sustainable, long-term growth, and prudent return of capital to shareholders. During the year, KBR completed the strategic acquisition of Frazer-Nash Consultancy, repurchased $82 million of its common shares, and paid $61 million in shareholder dividends.

KBR is pleased to announce an increase to its quarterly dividend beginning in 2022 to $0.12 per share, a 9% increase over 2021 levels and a 50% increase since 2019.

FY 2022 Guidance
KBR combines deep mission understanding, market-leading expertise and technology, and unwavering operational focus to deliver solutions to solve our clients’ most complex issues. In 2021, KBR continued to shift toward agile, solutions-oriented delivery in differentiated areas that we believe will provide attractive growth, profit, and cash conversion. Our 2022 financial guidance is underpinned by favorable market tailwinds, excellent bookings momentum, and work under contract of over 70% to deliver 2022 results. Our FY 2022 guidance is in line with or ahead of pace with our 2025 long-term targets.

KBR guides 2022 financial results as follows:
•Consolidated revenue: $6.3 billion to $6.8 billion
1 See additional information at the end of this release regarding non-GAAP financial measures

•Adjusted EBITDA margin1: ~10%
•Effective tax rate: 24% to 25%
•Earnings per share (EPS): $2.04 to $2.19
•Adjusted EPS1: $2.45 to $2.60
•Operating Cash Flow (OCF): $320 million to $370 million
•Adjusted OCF1: $350 million to $400 million

Conference Call Details
The company will host a conference call to discuss its fourth quarter and FY 2021 financial results on Tuesday, February 22, 2022, at 7:30 a.m. Central Time. The conference call will be webcast simultaneously through the Investor Relations section of KBR’s website at investors.kbr.com. A replay of the webcast will be available shortly after the call on KBR’s website or by telephone at +1.719.457.0820, passcode: 2243106.

About KBR
We deliver science, technology and engineering solutions to governments and companies around the world. KBR employs approximately 28,000 people worldwide with customers in more than 80 countries and operations in 34 countries. KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com
1 See additional information at the end of this release regarding non-GAAP financial measures

Forward-Looking Statements
This press release and related comments by KBR management contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some examples include statements regarding our plans, objectives, goals, strategies, future events, future financial performance and backlog information and other information that is not historical. When used in this press release, the words “estimates,” “expects,” “predicts,” “continues,” “looking ahead,” “well-positioned,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. Such statements are based upon our current expectations and various assumptions, which are made in good faith, and we believe there is a reasonable basis for them. However, because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from the forward-looking statements contained in this press release.
Additional information about potential risk factors that could affect our business and financial results is included in our latest Form 10-K and any subsequent Forms 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements included in this press release, which speak only as of the date hereof. We disclaim any intent or obligation, except as required by law, to revise or update this information to reflect new information or future events or circumstances. We also disclaim any duty to comment on or correct information that may be contained in reports published by investment analysts or others.

For further information, please contact:
Investors
Alison Vasquez
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Philip Ivy
Vice President, Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.
Condensed Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues:
Government Solutions	$2,199	$1,107	$6,149	$4,055
Sustainable Technology Solutions	300	359	1,190	1,712
Total revenues	2,499	1,466	7,339	5,767
Gross profit:
Government Solutions	182	116	575	493
Sustainable Technology Solutions	56	50	231	173
Total gross profit	238	166	806	666
Equity in earnings (losses) of unconsolidated affiliates:
Government Solutions	3	5	29	28
Sustainable Technology Solutions	2	(5)	(199)	2
Total equity in earnings (losses) of unconsolidated affiliates	5	—	(170)	30
Selling, general and administrative expenses
Government Solutions	(50)	(47)	(192)	(163)
Sustainable Technology Solutions	(21)	(20)	(72)	(83)
Other	(39)	(9)	(129)	(89)
Total selling, general and administrative expenses	(110)	(76)	(393)	(335)
Acquisition and integration related costs	(5)	(7)	(12)	(9)
Goodwill impairment	—	—	—	(99)
Restructuring charges and asset impairments	—	(38)	(2)	(214)
Gain on disposition of assets and investments	1	—	2	18
Operating income	129	45	231	57
Interest expense	(24)	(23)	(92)	(83)
Other non-operating income (expense)	(3)	—	(5)	1
Income (loss) before income taxes	102	22	134	(25)
Provision for income taxes	(33)	(2)	(108)	(26)
Net income (loss)	69	20	26	(51)
Less: Net income attributable to noncontrolling interests	1	1	8	21
Net income (loss) attributable to KBR	$68	$19	$18	$(72)
Adjusted EBITDA[1]	$172	$135	$625	$478
Diluted EPS	$0.46	$0.13	$0.12	$(0.51)
Adjusted EPS[1,2]	$0.69	$0.51	$2.42	$1.73
[1] See additional information at the end of this release regarding non-GAAP financial measures
[2]Adjusted EPS is calculated using a share count of 142 million shares outstanding for the quarter-ended December 31, 2021; 141 million shares for the twelve-months ended December 31, 2021; and 142 million shares outstanding for the quarter- and twelve-months ended December 30, 2020

KBR, Inc.
Condensed Consolidated Balance Sheets
(In millions, except share data)

	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$370	$436
Accounts receivable, net of allowance for credit losses of $13 and $13, respectively	1,411	899
Contract assets	224	178
Other current assets	147	121
Total current assets	2,152	1,634
Claims and accounts receivable	30	30
Property, plant, and equipment, net of accumulated depreciation of $431 and $419 (including net PPE of $19 and $24 owned by a variable interest entity), respectively	136	130
Operating lease right-of-use assets	158	154
Goodwill	2,060	1,761
Intangible assets, net of accumulated amortization of $291 and $228, respectively	708	683
Equity in and advances to unconsolidated affiliates	576	881
Deferred income taxes	226	297
Other assets	153	135
Total assets	$6,199	$5,705
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,026	$574
Contract liabilities	313	356
Accrued salaries, wages and benefits	317	283
Nonrecourse project debt	—	5
Operating lease liabilities	41	44
Other current liabilities	178	193
Total current liabilities	1,875	1,455
Pension obligations	88	381
Employee compensation and benefits	111	110
Income tax payable	95	96
Deferred income taxes	70	26
Nonrecourse project debt	2	2
Long-term debt	1,852	1,584
Operating lease liabilities	188	186
Other liabilities	217	256
Total liabilities	4,498	4,096
Commitments and Contingencies
KBR shareholders' equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value 300,000,000 shares authorized, 179,983,586 and 179,087,655 shares issued, and 139,786,136 and 140,766,052 shares outstanding, respectively	—	—
PIC	2,251	2,222
Retained earnings	1,260	1,305
Treasury stock, 40,197,450 shares and 38,321,603 shares, at cost, respectively	(943)	(864)
AOCL	(881)	(1,083)
Total KBR shareholders' equity	1,687	1,580
Noncontrolling interests	14	29
Total shareholders' equity	1,701	1,609
Total liabilities and shareholders' equity	$6,199	$5,705

KBR, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$26	$(51)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	146	115
Equity in (earnings) losses of unconsolidated affiliates	170	(30)
Deferred income tax	44	(40)
Gain on disposition of assets	(2)	(18)
Goodwill impairment	—	99
Asset impairments	2	98
Other	56	43
Changes in operating assets and liabilities, net of acquired businesses:
Accounts receivable, net of allowance for credit losses	(476)	127
Contract assets	(48)	39
Claims receivable	—	29
Accounts payable	447	(40)
Contract liabilities	(17)	(134)
Accrued salaries, wages and benefits	38	38
Payments on operating lease obligation	(59)	(61)
Payments from unconsolidated affiliates, net	17	15
Distributions of earnings from unconsolidated affiliates	47	38
Pension funding	(46)	(46)
Restructuring reserve	(26)	89
Other assets and liabilities	(41)	57
Total cash flows provided by operating activities	278	367
Cash flows from investing activities:
Purchases of property, plant and equipment	(30)	(20)
Proceeds from sale of assets and investments	44	1
Investments in equity method joint ventures	(29)	(26)
Acquisition of businesses, net of cash acquired	(399)	(832)
Acquisition of technology license	(7)	—
Other	(7)	—
Total cash flows used in investing activities	(428)	(877)
Cash flows from financing activities:
Borrowings on long-term debt	164	359
Borrowings on revolving credit agreement	126	260
Payments on short-term and long-term borrowings	(44)	(281)
Debt issuance costs	(3)	(5)
Payments of dividends to shareholders	(61)	(54)
Net proceeds from issuance of common stock	12	4
Payments to reacquire common stock	(82)	(51)
Distributions to noncontrolling interests	(23)	(4)
Other	(2)	(3)
Total cash flows provided by financing activities	87	225
Effect of exchange rate changes on cash	(3)	9
Decrease in cash and equivalents	(66)	(276)
Cash and equivalents at beginning of period	436	712
Cash and equivalents at end of period	$370	$436
Noncash financing activities
Dividends declared	$15	$14

KBR, Inc.
Backlog Information (a)
(In millions)
(Unaudited)

	December 31,	December 31,
	2021	2020
Government Solutions	$12,628	$12,661
Sustainable Technology Solutions	2,345	2,454
Total backlog	$14,973	$15,115
Award options	4,732	3,899
Total backlog and options	$19,705	$19,014

(a)Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our Government Solutions backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our Government Solutions business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.

We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $2.6 billion at December 31, 2021, and $2.4 billion at December 31, 2020. Our backlog included in the table above for projects related to consolidated joint ventures includes 100% of the backlog associated with those joint ventures and totaled $37 million at December 31, 2021, and $52 million at December 31, 2020.

We estimate that as of December 31, 2021, 30% of our backlog will be executed within one year. Of this amount, 91% will be recognized in revenues on our condensed consolidated statement of operations and 9% will be recorded by our unconsolidated joint ventures. As of December 31, 2021, $180 million of our backlog relates to active contracts that are in a loss position.

As of December 31, 2021, 12% of our backlog was attributable to fixed-price contracts, 46% was attributable to PFIs, 29% was attributable to cost-reimbursable contracts, and 13% was attributable to time-and-materials contracts. For contracts that contain fixed-price, cost-reimbursable, and time-and-materials components, we classify the individual components as either fixed-price, cost-reimbursable, or time-and-materials according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of December 31, 2021, $9.5 billion of our Government Solutions backlog was currently funded by our customers.

Non-GAAP Financial Information
The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

EBITDA and Adjusted EBITDA
We evaluate performance based on EBITDA and Adjusted EBITDA. EBITDA is defined as Net income attributable to KBR, plus interest expense, net; provision for income taxes; other non-operating (income) loss; and depreciation and amortization. Adjusted EBITDA excludes certain amounts included in EBITDA. EBITDA and Adjusted EBITDA for each of the three- and twelve-month periods ended December 31, 2021 and 2020 are considered non-GAAP financial measures under SEC rules because EBITDA and Adjusted EBITDA exclude certain amounts included in the calculation of net income attributable to KBR in accordance with GAAP for such periods. Management believes EBITDA and Adjusted EBITDA afford investors a view of what management considers KBR's core performance for each of the three- and twelve-month periods ended December 31, 2021 and 2020 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended December 31,		Year Ended December 31,
Dollars in millions	2021	2020	2021	2020

Net income (loss) attributable to KBR	$68	$19	$18	$(72)
Adjustments
•Interest expense, net	24	23	92	83
•Provision for income taxes	33	2	108	26
•Other non-operating (income) loss	3	—	5	(1)
•Depreciation and amortization	32	41	146	115
Consolidated EBITDA	$160	$85	$369	$151
Adjustments
•Acquisition, integration and restructuring	5	45	15	317
•Non-cash loss (gain) on legal entity rationalization	3	—	7	(7)
•Ichthys commercial dispute	—	3	218	9
•Legacy legal fees	4	2	16	8
Adjusted EBITDA	$172	$135	$625	$478

Adjusted EPS
Adjusted earnings per share (Adjusted EPS) for each of the three- and twelve-month periods ended December 31, 2021 and 2020 is considered a non-GAAP financial measure under SEC rules because the Adjusted EPS excludes certain amounts included in the diluted earnings per share calculated in accordance with GAAP for such periods. The most directly comparable financial measure calculated in accordance with GAAP is diluted EPS for the same periods. Management believes that Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three- and twelve-month periods ended December 31, 2021 and 2020 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the three- and twelve-month periods ended December 31, 2021 and 2020 by adjusting diluted EPS for the items included in the table below.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Diluted earnings (loss) per share	$0.46	$0.13	$0.12	$(0.51)
Adjustments
•Amortization related to acquisitions	$0.05	$0.08	$0.28	$0.14
•Ichthys interest and commercial dispute costs	$0.03	$0.03	$1.64	$0.12
•Acquisition, integration and restructuring	$0.03	$0.24	$0.08	$1.92
•Non-cash imputed interest and conversion hedge on convertible bonds	$0.02	$0.02	$0.06	$0.06
•Legacy legal fees	$0.02	$0.01	$0.08	$0.04
•Non-cash loss (gain) on legal entity rationalization	$0.02	$—	$0.04	$(0.04)
•Non-cash impact of future UK statutory tax rate increase	$0.08	$—	$0.14	$—
•Appreciation of fair value of investments	$(0.02)	$—	$(0.02)	$—
Adjusted EPS[1]	$0.69	$0.51	$2.42	$1.73
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(1) Adjusted EPS is calculated using a share count of 142 million shares outstanding for the quarter-ended December 31, 2021; 141 million shares for the twelve-months ended December 31, 2021; and 142 million shares outstanding for the quarter- and twelve-months ended December 31, 2020

We have calculated the 2022 guidance for Adjusted EPS by adjusting diluted EPS for the items included in the table below.

	FY 2022 EPS Guidance
Diluted earnings per share guidance:	$2.04	$2.19
Adjustments
•Amortization related to acquisitions	$0.19
•Ichthys interest and commercial dispute costs	$0.10
•Acquisition, integration and restructuring	$0.02
•Non-cash imputed interest and conversion hedge on convertible bonds (1)	TBD
•Legacy legal fees	$0.10
•Non-cash gain/loss from legal entity rationalization (2)	TBD
•Appreciation of fair value of investments (2)	TBD
Adjusted EPS Guidance (3)	$2.45	$2.60
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(1) Conversion option will be calculated and adjusted quarterly based on KBR trading price
(2) Adjustment will be based on actual activity in 2022
(3) Adjusted EPS guidance is calculated using a share count of 141 million shares outstanding

We have calculated 2022 guidance for Adjusted EBITDA margin as follows:

(in millions)	FY 2022 Adj. EBITDA % Guidance
Adjusted EPS (at the midpoint of the guided range)	$2.53
Multiplied by expected share count	141
Adjusted Net Income	357
Plus: Depreciation and amortization	130
Plus: Interest expense, net	80
Plus: Provision for income taxes (at midpoint of guided range, or 24.5%)	116
Less: Amortization related to acquisitions already excluded in Adj. EPS	(27)
Adjusted EBITDA	656
Divided by FY 2022 guided Revenue (midpoint)	$6,550
Adjusted EBITDA margin	10%

Adjusted Cash Flows Provided by Operating Activities and Adjusted Free Cash Flows
Adjusted operating cash flows and adjusted free cash flows are considered non-GAAP financial measures under SEC rules. Adjusted operating cash flows exclude certain amounts included in the cash flows provided by operating activities calculated in accordance with GAAP. Adjusted free cash flows exclude capital expenditures from adjusted operating cash flows. The most directly comparable financial measure calculated in accordance with GAAP is cash flows provided by operating activities. Management believes that adjusted operating cash flows and adjusted free cash flows afford investors a view of what management considers KBR's core operating cash flow performance and also afford investors the ability to make a more informed assessment of such core operating cash generation performance.

We have calculated adjusted operating cash flows and adjusted free cash flows for each of the three- and twelve-month periods ended December 31, 2021 and 2020 by adjusting operating cash flow provided by operating activities for items included in the table below.

	Year Ended December 31,
Dollars in millions	2021	2020
Cash flows provided by operating activities	$278	$367
Add back: Major project advance work-off	11	81
Remove: CARES Act temporary tax repayment (relief)	30	(58)
Remove: Receivable monetization related to acquisition	—	(100)
Adjusted operating cash flows	$319	$290
Less: Capital expenditures	(30)	(20)
Adjusted free cash flows	$289	$270

Adjusted free cash flow per share[1]	$2.05	$1.90
Adjusted earnings per share	$2.42	$1.73
Adjusted free cash conversion	85%	110%
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(1) Adjusted free cash flow per share is calculated using a share count of 141 million shares outstanding for 2021 and 142 million shares outstanding for 2020

We have calculated the 2022 guidance for adjusted operating cash flows by adjusting cash flows provided by operating activities for the items included in the table below.

Dollars in millions	FY 2022 Operating Cash Flow Guidance
Cash flows provided by operating activities guidance	$320	$370
Add: Impact of CARES Act temporary tax repayment	30
Adjusted operating cash flows guidance	$350	$400